Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Appoints Scott Drake to its Board of Directors

WEST CHESTER, Ohio – September 3, 2013 – AtriCure, Inc. (NASDAQ: ATRC), a medical device company and a leader in the development of technologies and solutions for the treatment of atrial fibrillation, or Afib, and systems for the exclusion of the left atrial appendage, today announced that Scott Drake, Chief Executive Officer of the Spectranetics Corporation, has been elected as Director. Donald C. Harrison, MD, one of the founders of AtriCure, has also informed the Board of Directors of his plans to retire at the 2013 Annual Meeting in May 2014, following an orderly transition and after almost 20 years of service with the company.

Mr. Drake is President and Chief Executive Officer of the Spectranetics Corporation (NASDAQ: SPNC). Spectranetics develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. Its products are sold in more than 40 countries and are used to access and treat arterial blockages in the legs and heart, and to remove pacemaker and defibrillator cardiac leads. Since joining Spectranetics in August 2011, Mr. Drake has led it through significant growth. Spectranetics reported $140.3 million in revenue in 2012.

Prior to joining Spectranetics, Mr. Drake was Senior Vice President, Operations of DaVita, Inc. (NYSE: DVA), a leading U.S. provider of kidney care and dialysis. At DaVita, he had responsibility for business operations that generated approximately 20% of the company’s revenue, which exceeded $6 billion. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc over a period of 17 years. From 2006 to 2009, Mr. Drake was Global Business Unit President, Respiratory and Monitoring Solutions, a $1.5 billion business with 8,000 employees. Under his leadership, significant operational improvements were made including revenue and profit growth, enhanced new product development pipeline, lifting of FDA consent decree and lean six sigma operational excellence initiatives. Foundational to these accomplishments is an intense focus on new product development, organizational effectiveness and customer needs.

“We are thrilled to welcome Scott to our Board of Directors, and look forward to his contribution to AtriCure. As a seasoned executive, Scott has significant leadership experience managing growing businesses, achieving sustainable revenue growth and driving operational improvements. I believe he will bring meaningful value to AtriCure and to our Board of Directors,” said Michael Carrel, President and Chief Executive Officer of AtriCure.

“I am pleased to be joining AtriCure’s Board of Directors, and look forward to contributing to the company’s ongoing success and commercial efforts,” said Mr. Drake. “AtriCure is at an exciting stage in its development as a company, and is emerging as a true leader in the field of atrial fibrillation.”

Dr. Don Harrison has also announced that, following an orderly transition and succession, he will be retiring from the Board of Directors of AtriCure at the 2013 Annual Meeting in May 2014. Dr. Harrison has had an illustrious career spanning over 50 years. Prior to the founding of Charter Life Sciences, he was the senior vice president and provost for health affairs at the University of Cincinnati Medical Center, where he was responsible for three hospitals, more than 1000 faculty and over $240 million in funded research. Previously, he was Chief of Cardiology at Stanford University and Co-Director of the Falk Cardiovascular Research Center at Stanford University. Among his many professional honors, he has been the president of the American Heart Association and a trustee of the American College of Cardiology.

“Dr. Harrison was critical to the founding of AtriCure, and his extensive clinical and scientific expertise in cardiology and knowledge of atrial fibrillation have been invaluable to AtriCure’s success,” said Mike Carrel, AtriCure’s President and Chief Executive Officer.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.